As filed with the Securities and Exchange Commission on September 16, 2014

Registration No. 333-178022

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-178022

UNDER

THE SECURITIES ACT OF 1933

Aeroflex Holding Corp.

(Exact name of registrant as specified in its charter)

Delaware	01-0899019
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

35 South Service Road, Plainview, New York (Address of principal executive offices)	11803 (Zip Code)

2011 OMNIBUS INCENTIVE PLAN

(Full title of the plan)

Leonard Borow

Chief Executive Officer and President

Aeroflex Holding Corp.

35 South Service Road

Plainview, New York 11803

(Name and address of agent for service)

(516) 694-6700

(Telephone number, including area code, of agent for service)

Copy to:

Gary T. Moomjian, Esq.

Moomjian, Waite & Coleman, LLP

100 Jericho Quadrangle

Suite 225

Jericho, New York 11753

(516) 937-5900

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (the “Post-Effective Amendment”) relates to the following Registration Statement on Form S-8 (collectively, the “Registration Statement”):

•                  Registration Statement No. 333-178022 registering 4,462,632 shares of common stock, $.01 par value per share (“Common Stock”), of Aeroflex Holding Corp. (the “Company”) available for issuance pursuant to awards under the Company’s 2011 Omnibus Incentive Plan (the “Plan”).

On May 19, 2014, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Cobham plc, a public limited company organized under the laws of England and Wales (“Cobham”), and Army Acquisition Corp., which, at the time, was a Delaware corporation and wholly-owned subsidiary of Cobham (“Merger Sub”). Pursuant to the Merger Agreement, Merger Sub was merged with and into the Company, and the Company became a wholly-owned subsidiary of Cobham on September 12, 2014 (the “Merger”).

In connection with the Merger, the Company has terminated any offering of the Company’s securities pursuant to the Registration Statement. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering, the Company hereby removes from registration all of such securities of the Company registered under the Registration Statement that remain unsold as of the date of this Post-Effective Amendment.

The foregoing description of the Merger, the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the Merger Agreement, which is attached as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the SEC on May 20, 2014, as amended by Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the SEC on August 15, 2014.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478 thereunder, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Plainview, State of New York, on this 16th day of September, 2014.

AEROFLEX HOLDING CORP.

By:	/s/ Simon Nicholls
Name: Simon Nicholls
Title: President

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